UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-07851			April 28, 2025

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Fund Allocator Series

Franklin Conservative Allocation Fund

Franklin Corefolio Allocation Fund

Franklin Global Allocation Fund

Franklin Growth Allocation Fund

Franklin LifeSmart Retirement Income Fund

Franklin LifeSmart 2020 Retirement Target Fund

Franklin LifeSmart 2025 Retirement Target Fund

Franklin LifeSmart 2030 Retirement Target Fund

Franklin LifeSmart 2035 Retirement Target Fund

Franklin LifeSmart 2040 Retirement Target Fund

Franklin LifeSmart 2045 Retirement Target Fund

Franklin LifeSmart 2050 Retirement Target Fund

Franklin LifeSmart 2055 Retirement Target Fund

Franklin LifeSmart 2060 Retirement Target Fund

Franklin Moderate Allocation Fund

Franklin U.S. Core Equity (IU) Fund

Franklin Emerging Market Core Equity (IU) Fund

Franklin International Core Equity (IU) Fund

4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

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Report of Independent Accountants

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin U.S. Government Money Fund
Franklin Universal Trust
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”) as of June 30, 2024. The Funds’ management is responsible for its assertion and the Funds' compliance with the specified requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

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Included among our procedures were the following tests performed as of June 30, 2024, and with respect to agreement of security purchases and sales or maturities, for the period from March 1, 2024 (the date of our last examination), through June 30, 2024:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 392 security purchases and 465 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2024 with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

April 28, 2025

2

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Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Funda	March 1, 2024 – June 30, 2024
Franklin Growth Funda	March 1, 2024 – June 30, 2024
Franklin Income Funda	March 1, 2024 – June 30, 2024
Franklin U.S. Government Securities Funda	March 1, 2024 – June 30, 2024
Franklin Utilities Funda	March 1, 2024 – June 30, 2024
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	March 1, 2024 – June 30, 2024
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	March 1, 2024 – June 30, 2024
Franklin Corefolio Allocation Funda	March 1, 2024 – June 30, 2024
Franklin Emerging Market Core Equity (IU) Funda	March 1, 2024 – June 30, 2024
Franklin Global Allocation Funda	March 1, 2024 – June 30, 2024
Franklin Growth Allocation Funda	March 1, 2024 – June 30, 2024
Franklin International Core Equity (IU) Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart Retirement Income Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2020 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2025 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2030 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2035 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2040 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2045 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2050 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2055 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2060 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin Moderate Allocation Funda	March 1, 2024 – June 30, 2024
Franklin U.S. Core Equity (IU) Funda	March 1, 2024 – June 30, 2024
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Funda	March 1, 2024 – June 30, 2024
Franklin International Growth Funda	March 1, 2024 – June 30, 2024
Franklin Gold and Precious Metals Funda	March 1, 2024 – June 30, 2024
Franklin High Income Trust:
Franklin High Income Funda	March 1, 2024 – June 30, 2024
Franklin Investors Securities Trust:
Franklin Convertible Securities Funda	March 1, 2024 – June 30, 2024
Franklin Equity Income Funda	March 1, 2024 – June 30, 2024
Franklin Floating Rate Daily Access Funda	March 1, 2024 – June 30, 2024
Franklin Low Duration Credit Funda	March 1, 2024 – June 30, 2024
Franklin Low Duration Total Return Funda	March 1, 2024 – June 30, 2024

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Franklin Low Duration U.S. Government Securities Funda	March 1, 2024 – June 30, 2024
Franklin Managed Income Funda	March 1, 2024 – June 30, 2024
Franklin Total Return Funda	March 1, 2024 – June 30, 2024
Franklin Limited Duration Income Trusta	March 1, 2024 – June 30, 2024
Franklin Managed Trust:
Franklin Rising Dividends Funda	March 1, 2024 – June 30, 2024
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Funda	March 1, 2024 – June 30, 2024
Franklin Strategic Mortgage Portfolioa	March 1, 2024 – June 30, 2024
Franklin Strategic Series:
Franklin Biotechnology Discovery Funda	March 1, 2024 – June 30, 2024
Franklin Growth Opportunities Funda	March 1, 2024 – June 30, 2024
Franklin Natural Resources Funda	March 1, 2024 – June 30, 2024
Franklin Small Cap Growth Funda	March 1, 2024 – June 30, 2024
Franklin Small-Mid Cap Growth Funda	March 1, 2024 – June 30, 2024
Franklin Strategic Income Funda	March 1, 2024 – June 30, 2024
Franklin Templeton SMACS: Series Ea	March 1, 2024 – June 30, 2024
Franklin Templeton SMACS: Series Ia	March 1, 2024 – June 30, 2024
Franklin Templeton ETF Trust:
Franklin Emerging Market Core Dividend Tilt Index ETF[b]	March 1, 2024 – June 30, 2024
Franklin Exponential Data ETFa	March 1, 2024 – June 30, 2024
Franklin Focused Growth ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Asia ex Japan ETF[b]	March 1, 2024 – June 30, 2024
Franklin FTSE Australia ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Brazil ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Canada ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE China ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Europe ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Eurozone ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Germany ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Hong Kong ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE India ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Japan ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Japan Hedged ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Latin America ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Mexico ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Saudi Arabia ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE South Korea ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Switzerland ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Taiwan ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE United Kingdom ETFb	March 1, 2024 – June 30, 2024
Franklin International Core Dividend Tilt Index ETFb	March 1, 2024 – June 30, 2024
Franklin Ultra Short Bond ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Core Bond ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Core Dividend Tilt Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Equity Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Large Cap Multifactor Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Mid Cap Multifactor Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Small Cap Multifactor Index ETFa	March 1, 2024 – June 30, 2024

[PWC Logo] Franklin U.S. Treasury Bond ETFa	March 1, 2024 – June 30, 2024
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Funda	March 1, 2024 – June 30, 2024
Franklin DynaTech VIP Funda	March 1, 2024 – June 30, 2024
Franklin Income VIP Funda	March 1, 2024 – June 30, 2024
Franklin Rising Dividends VIP Funda	March 1, 2024 – June 30, 2024
Franklin Small Cap Value VIP Funda	March 1, 2024 – June 30, 2024
Franklin Small-Mid Cap Growth VIP Funda	March 1, 2024 – June 30, 2024
Franklin Strategic Income VIP Funda	March 1, 2024 – June 30, 2024
Franklin VolSmart Allocation VIP Funda	March 1, 2024 – June 30, 2024
Templeton Developing Markets VIP Funda	March 1, 2024 – June 30, 2024
Templeton Foreign VIP Funda	March 1, 2024 – June 30, 2024
Templeton Global Bond VIP Funda	March 1, 2024 – June 30, 2024
Franklin U.S. Government Money Fund[a]	March 1, 2024 – June 30, 2024

Franklin Universal Trusta	March 1, 2024 – June 30, 2024
Institutional Fiduciary Trust:
Money Market Portfolioa	March 1, 2024 – June 30, 2024
Templeton China World Funda	March 1, 2024 – June 30, 2024
Templeton Developing Markets Trusta	March 1, 2024 – June 30, 2024
Templeton Emerging Markets Funda	March 1, 2024 – June 30, 2024
Templeton Emerging Markets Income Funda	March 1, 2024 – June 30, 2024
Templeton Funds:
Templeton International Climate Change Fund a	March 1, 2024 – June 30, 2024
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EMa	March 1, 2024 – June 30, 2024
Templeton Emerging Markets Small Cap Funda	March 1, 2024 – June 30, 2024
Templeton Global Balanced Funda	March 1, 2024 – June 30, 2024
Templeton Income Trust:
Templeton Global Bond Funda	March 1, 2024 – June 30, 2024
Templeton Global Total Return Funda	March 1, 2024 – June 30, 2024
Templeton International Bond Funda	March 1, 2024 – June 30, 2024
Templeton Sustainable Emerging Markets Bond Funda	March 1, 2024 – June 30, 2024
Templeton Institutional Funds:
International Equity Seriesa	March 1, 2024 – June 30, 2024
Templeton Dragon Fund, Inc.a Legend: a: February 29, 2024 represents the date of our last examination. b: Fund was not in scope for the February 29, 2024 examination.	March 1, 2024 – June 30, 2024

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Funds listed in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2024, and from March 1, 2024 through June 30, 2024.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2024, and from March 1, 2024 through June 30, 2024, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date April 28, 2025

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin & Templeton Funds Boards

Date April 28, 2025

/s/VIVEK PAI
Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date April 28, 2025

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Funda	March 1, 2024 – June 30, 2024
Franklin Growth Funda	March 1, 2024 – June 30, 2024
Franklin Income Funda	March 1, 2024 – June 30, 2024
Franklin U.S. Government Securities Funda	March 1, 2024 – June 30, 2024
Franklin Utilities Funda	March 1, 2024 – June 30, 2024
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	March 1, 2024 – June 30, 2024
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	March 1, 2024 – June 30, 2024
Franklin Corefolio Allocation Funda	March 1, 2024 – June 30, 2024
Franklin Emerging Market Core Equity (IU) Funda	March 1, 2024 – June 30, 2024
Franklin Global Allocation Funda	March 1, 2024 – June 30, 2024
Franklin Growth Allocation Funda	March 1, 2024 – June 30, 2024
Franklin International Core Equity (IU) Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart Retirement Income Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2020 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2025 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2030 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2035 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2040 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2045 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2050 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2055 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin LifeSmart 2060 Retirement Target Funda	March 1, 2024 – June 30, 2024
Franklin Moderate Allocation Funda	March 1, 2024 – June 30, 2024
Franklin U.S. Core Equity (IU) Funda	March 1, 2024 – June 30, 2024
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Funda	March 1, 2024 – June 30, 2024
Franklin International Growth Funda	March 1, 2024 – June 30, 2024
Franklin Gold and Precious Metals Funda	March 1, 2024 – June 30, 2024
Franklin High Income Trust:
Franklin High Income Funda	March 1, 2024 – June 30, 2024
Franklin Investors Securities Trust:
Franklin Convertible Securities Funda	March 1, 2024 – June 30, 2024
Franklin Equity Income Funda	March 1, 2024 – June 30, 2024
Franklin Floating Rate Daily Access Funda	March 1, 2024 – June 30, 2024
Franklin Low Duration Credit Funda	March 1, 2024 – June 30, 2024
Franklin Low Duration Total Return Funda	March 1, 2024 – June 30, 2024

Franklin Low Duration U.S. Government Securities Funda	March 1, 2024 – June 30, 2024
Franklin Managed Income Funda	March 1, 2024 – June 30, 2024
Franklin Total Return Funda	March 1, 2024 – June 30, 2024
Franklin Limited Duration Income Trusta	March 1, 2024 – June 30, 2024
Franklin Managed Trust:
Franklin Rising Dividends Funda	March 1, 2024 – June 30, 2024
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Funda	March 1, 2024 – June 30, 2024
Franklin Strategic Mortgage Portfolioa	March 1, 2024 – June 30, 2024
Franklin Strategic Series:
Franklin Biotechnology Discovery Funda	March 1, 2024 – June 30, 2024
Franklin Growth Opportunities Funda	March 1, 2024 – June 30, 2024
Franklin Natural Resources Funda	March 1, 2024 – June 30, 2024
Franklin Small Cap Growth Funda	March 1, 2024 – June 30, 2024
Franklin Small-Mid Cap Growth Funda	March 1, 2024 – June 30, 2024
Franklin Strategic Income Funda	March 1, 2024 – June 30, 2024
Franklin Templeton SMACS: Series Ea	March 1, 2024 – June 30, 2024
Franklin Templeton SMACS: Series Ia	March 1, 2024 – June 30, 2024
Franklin Templeton ETF Trust:
Franklin Emerging Market Core Dividend Tilt Index ETF[b]	March 1, 2024 – June 30, 2024
Franklin Exponential Data ETFa	March 1, 2024 – June 30, 2024
Franklin Focused Growth ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Asia ex Japan ETF[b]	March 1, 2024 – June 30, 2024
Franklin FTSE Australia ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Brazil ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Canada ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE China ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Europe ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Eurozone ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Germany ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Hong Kong ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE India ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Japan ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Japan Hedged ETFa	March 1, 2024 – June 30, 2024
Franklin FTSE Latin America ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Mexico ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Saudi Arabia ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE South Korea ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Switzerland ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE Taiwan ETFb	March 1, 2024 – June 30, 2024
Franklin FTSE United Kingdom ETFb	March 1, 2024 – June 30, 2024
Franklin International Core Dividend Tilt Index ETFb	March 1, 2024 – June 30, 2024
Franklin Ultra Short Bond ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Core Bond ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Core Dividend Tilt Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Equity Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Large Cap Multifactor Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Mid Cap Multifactor Index ETFa	March 1, 2024 – June 30, 2024
Franklin U.S. Small Cap Multifactor Index ETFa	March 1, 2024 – June 30, 2024

Franklin U.S. Treasury Bond ETFa	March 1, 2024 – June 30, 2024
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Funda	March 1, 2024 – June 30, 2024
Franklin DynaTech VIP Funda	March 1, 2024 – June 30, 2024
Franklin Income VIP Funda	March 1, 2024 – June 30, 2024
Franklin Rising Dividends VIP Funda	March 1, 2024 – June 30, 2024
Franklin Small Cap Value VIP Funda	March 1, 2024 – June 30, 2024
Franklin Small-Mid Cap Growth VIP Funda	March 1, 2024 – June 30, 2024
Franklin Strategic Income VIP Funda	March 1, 2024 – June 30, 2024
Franklin VolSmart Allocation VIP Funda	March 1, 2024 – June 30, 2024
Templeton Developing Markets VIP Funda	March 1, 2024 – June 30, 2024
Templeton Foreign VIP Funda	March 1, 2024 – June 30, 2024
Templeton Global Bond VIP Funda	March 1, 2024 – June 30, 2024

Franklin U.S. Government Money Fund[a]	March 1, 2024 – June 30, 2024

Franklin Universal Trusta	March 1, 2024 – June 30, 2024
Institutional Fiduciary Trust:
Money Market Portfolioa	March 1, 2024 – June 30, 2024
Templeton China World Funda	March 1, 2024 – June 30, 2024
Templeton Developing Markets Trusta	March 1, 2024 – June 30, 2024
Templeton Emerging Markets Funda	March 1, 2024 – June 30, 2024
Templeton Emerging Markets Income Funda	March 1, 2024 – June 30, 2024
Templeton Funds:
Templeton International Climate Change Fund a	March 1, 2024 – June 30, 2024
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EMa	March 1, 2024 – June 30, 2024
Templeton Emerging Markets Small Cap Funda	March 1, 2024 – June 30, 2024
Templeton Global Balanced Funda	March 1, 2024 – June 30, 2024
Templeton Income Trust:
Templeton Global Bond Funda	March 1, 2024 – June 30, 2024
Templeton Global Total Return Funda	March 1, 2024 – June 30, 2024
Templeton International Bond Funda	March 1, 2024 – June 30, 2024
Templeton Sustainable Emerging Markets Bond Funda	March 1, 2024 – June 30, 2024
Templeton Institutional Funds:
International Equity Seriesa	March 1, 2024 – June 30, 2024
Templeton Dragon Fund, Inc.a Legend: a: February 29, 2024 represents the date of our last examination. b: Fund was not in scope for the February 29, 2024 examination.	March 1, 2024 – June 30, 2024